Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS

MEDWAY, MA, July 23, 2009 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its second quarter ended June 27, 2009. Net sales for the second quarter of 2009 were $27.8 million compared to $33.1 million for the corresponding 2008 period. The Company reported a net loss for the second quarter of 2009 of $2.1 million, or $0.12 per diluted share, compared to net income of $.1 million, or $0.01 per diluted share, reported for the corresponding 2008 period.

For the six months ended June 27, 2009, net sales were $56.7 million compared to $72.9 million for 2008. The loss for the six months ended June 27, 2009 was $3.5 million, or $0.20 per diluted share, compared to net income of $1.4 million, or $0.08 per diluted share, for 2008.

John Aglialoro, Chairman and CEO, stated, “The current sales environment continues to be weak. We believe our customers, particularly fitness clubs and similar facilities, continue to be cautious, delaying purchases. Margins have been negatively affected by several factors, most particularly the lower sales levels. We expect fitness clubs to resume purchasing to previous levels in the future, and in the meantime we are focusing on other markets that will represent incremental sales to CYBEX. We also continue to closely control costs, with Q2 2009 SGA reduced by over $1 million, or 10%, compared to Q2 2008. While steel costs declined in the second quarter, we are anticipating a greater impact on margins in the next quarter due to the reduction in steel costs than we realized in Q2.”

CYBEX also announced that it is in violation of certain financial covenants in its loan agreements and is negotiating with its banks. The Company believes it will receive waivers for these violations. However, no assurance of this is guaranteed at the present time. The classification of the bank debt in the attached balance sheet may change depending on the bank negotiations, the results of which will be communicated after these negotiations are finalized.

The Company will hold a conference call today at 4:30 p.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q2 Earnings Release Conference Call.

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About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide in over 85 countries under the CYBEX brand. Products are designed and engineered using exercise science to reflect the natural movement of the human body. Accommodating users from the first-time exerciser to the professional athlete, CYBEX products are available for a wide range of facilities from commercial health clubs to home gyms. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2008, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 26, 2009.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Net sales	$27,755	$33,136	$56,677	$72,916

Cost of sales	20,610	22,480	41,633	48,088

Gross profit	7,145	10,656	15,044	24,828

As a percentage of sales	25.7%	32.2%	26.5%	34.1%

Selling, general and administrative expenses	9,072	10,115	18,935	21,640

Operating income (loss)	(1,927)	541	(3,891)	3,188

Interest expense, net	322	278	600	625

Income (loss) before income taxes	(2,249)	263	(4,491)	2,563

Income tax expense (benefit)	(145)	135	(980)	1,117

Net income (loss)	$(2,104)	$128	$(3,511)	$1,446

Basic net income (loss) per share	$(0.12)	$0.01	$(0.20)	$0.08

Diluted net income (loss) per share	$(0.12)	$0.01	$(0.20)	$0.08

Shares used in computing basic net income (loss) per share	17,093	17,388	17,255	17,377

Shares used in computing diluted net income (loss) per share	17,093	17,719	17,255	17,713

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 27, 2009	December 31, 2008
ASSETS

Current assets:

Cash and cash equivalents	$1,119	$1,628

Accounts receivable, net	15,890	18,735

Inventories	12,769	13,465

Prepaid expenses and other	1,164	2,249

Deferred tax asset	4,685	4,685

Total current assets	35,627	40,762

Property and equipment, net	33,896	36,551

Deferred tax asset	9,471	8,698

Other assets	4,995	5,290

	$83,989	$91,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt*	$18,563	$1,882

Accounts payable	5,184	5,965

Accrued expenses	10,090	11,986

Total current liabilities	33,837	19,833

Long-term debt*	0	16,606

Other liabilities	8,445	9,411

Total liabilities	42,282	45,850

Stockholders’ equity	41,707	45,451

	$83,989	$91,301

*	The Company’s debt obligations have been classified as current liabilities based on non-compliance with certain financial covenants as of June 27, 2009. Management is currently negotiating with the related banks with the intent to obtain waivers and revised financial covenants.

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